Exhibit 99.1

Dynacq Healthcare Announces Resignation of Independent Auditor

HOUSTON—(BUSINESS WIRE)—Dec. 18, 2003— Dynacq Healthcare, Inc. (Nasdaq: DYII) (the “Company”) announced today that Ernst & Young, LLP (“E&Y”) resigned late on December 17, 2003 as the Company’s independent auditor effective immediately. No reason for the resignation was specified in E&Y’s letter of resignation. However, E&Y verbally advised the Company that E&Y resigned due to the Company’s lack of internal controls necessary to develop reliable financial statements. The Company believes there are no pending disagreements between the Company and E&Y as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The Company has commenced the process of interviewing candidates to serve as successor auditor.

As a result of E&Y’s resignation, the Company continues to be unable to file its annual report on Form 10-K. The Company plans to file Form 10-K as soon as practicable after its new auditor completes the audit of the Company’s financial statements for the year ended August 31, 2003 and the SEC completes its review of the Company’s periodic reports. The Company is evaluating the impact of its inability to timely file its Form 10-K on its covenants under the Company’s revolving credit facility, its obligations under Nasdaq listing standards, and its reporting obligations under the Securities Exchange Act of 1934. The Company already has communicated, or shortly will be in communication, with its banks, the Nasdaq Stock Market, and the Securities and Exchange Commission.

Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, and business prospects may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include, without limitation, that the engagement of the new audit firm or the new audit firm’s review and audit of the Company’s financials may be protracted, or that financing options and transactions otherwise available to the Company will be dependant upon retention of a new auditor and completion of any required audits and reviews.